Pricing Supplement No. 151 Dated November 26, 1997
(To Prospectus and Prospectus Supplement            Rule 424(b)(3)
Dated October 24, 1996)                          Registration Statement
                         U.S. $5,000,000,000         No. 33-64237
                      FORD MOTOR CREDIT COMPANY
 Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue

Ford Motor Credit Company ("Ford Credit") has designated $200,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Lehman Brothers Inc. has agreed to purchase the Notes at a price of 99.7739% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the public offering price may be changed. See the accompanying Prospectus and Prospectus Supplement for further information regarding the Floating Rate Notes described in this Pricing Supplement.


Issue Date:                  December 4, 1997

Principal Amount:            $200,000,000

Interest Rate Basis:         USD-CMT-H.15

Spread:                      Plus 26 basis points (0.26%)

Interest Reset Dates:        The Issue Date and thereafter on 13th day of the
                             months of January, April, July and
                             October

Interest Payment Dates:      The 13th day of the months of January,
                             April, July, and October commencing January
                             13, 1998

Stated Maturity:             July 13, 2001

Reference Agent:             The Chase Manhattan Bank

     "USD-CMT-H.15" means with respect to any CMT Interest Determination Date and the related Interest Reset Date:

The rate set forth in the most recently published U.S. Federal Reserve weekly publication H.15 (519) which appears one Business Day prior to such Interest Reset Date on Telerate Page 7051 under the column titled "2 Yr" for the date two Business Days prior to such Interest Reset Date (the "CMT Interest Determination Date"). If such rate is not displayed on Telerate Page 7051 with respect to such Interest Reset Date, then USD-CMT-H.15 for such Interest Reset Date will be such 2 year Treasury Constant Maturity rate (or other two-year United States Treasury rate) quoted for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Reference Agent determines to be comparable to the rate provided above. If such information is not provided, then USD-CMT-H.15 for the Interest Reset Date will be calculated by the Reference Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing bid side prices as of approximately 3:30 p.m. (New York City time) for the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a "Reference Dealer") selected by the Reference Agent in the City of New York for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately two years and a remaining term to maturity of not less than one year. If the Reference Agent cannot obtain three such Treasury Note quotations, USD-CMT-H.15 for such Interest Reset Date will be calculated by the Reference Agent and will be the yield to maturity based on the arithmetic means of the secondary market bid side prices as of approximately 3:30 p.m. (New York City time) for the CMT Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Reference Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of greater than two years and a remaining term to maturity closest to two years. If two Treasury Notes with an original maturity of greater than two years have remaining terms to maturity equally close to two years the quotes for the Treasury Note with the shorter remaining term to maturity will be used. If three or four (and not five) of the Reference Dealers are quoting as described in this clause, then USD-CMT-H.15 will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotes will be eliminated.

Interest payable on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.



                            LEHMAN BROTHERS INC.